Sun Life Assurance Company of Canada (U.S.)

One Sun Life Executive Park

112 Worcester Street

Wellesley Hills, Massachusetts 02481

September 22, 2006

Securities and Exchange Commission

901 E Street, N.W.

Washington, D.C. 20549-0506
Re:	Sun Life of Canada (U.S.) Variable Account F ("Registrant")
Sun Life Assurance Company of Canada (U.S.) ("Sun Life (U.S.)") ("Depositor")
Post-Effective Amendment No. 19 to the Registration Statement on Form N-4
(File Nos. 811-05846 and 333-83516)

Commissioners:

      Conveyed herewith for filing pursuant to the Securities Act of 1933 (the "Act") and the Investment Company Act of 1940 is Post-Effective Amendment No. 19 (the "Amendment") to the above-captioned Registration Statement. The Registration Statement registers the variable portion of an indefinite number of flexible payment deferred annuity contracts (the "Contracts") used in connection with retirement and deferred compensation plans.

       This Amendment is being filed pursuant to Rule 485(a) under the Act for the sole purposes of adding two new optional living benefit riders to the Sun Life Financial Masters Contracts and adding additional variable investment options. The new living benefit riders (the "INControl Benefit" and the "Capital Protection Benefit") are not intended to replace or alter the current living benefit rider ("Secured Returns for Life Plus"). Rather, all Contract Owners who purchase a Contract on or after the effective date of the Amendment will have the opportunity of choosing to participate in one of the three optional living benefit riders available on their Contract.

       Because the addition of the two new riders will not otherwise change the existing prospectus, we hereby request that the prospectus, which is a part of the Registration Statement, be given selective review.

       The INControl Benefit and the Capital Protection Benefit will be a part of all Sun Life Financial Masters Contracts issued in states where it has been approved. In other states, until Sun Life (U.S.) obtains necessary state insurance department approvals, Sun Life (U.S.) will continue to offer only the current Secured Returns for Life Plus rider. Sun Life (U.S.) will not add a new living benefit rider on Contracts issued until the rider has been approved by the state of issue.

       Sun Life reserves the right to change the names of the two new riders (INControl Benefit and Capital Protection Benefit) prior to the effective date of this Supplement, if the pending trademark search reveals a conflict with one or both of the names.

       The Amendment shares its prospectus with a registration statement filed on Form S-3 (File No. 333-130699). The Form S-3 registration statement registers the guarantee periods of the Fixed Account described in the prospectus. We anticipate making corresponding Form S-3 filing under Rule 424(b)(3) under the Act following the resolution of any Staff comments.

       It is anticipated that the Amendment will serve as a "Template" filing for several other variable annuity Registration Statements (the "Replicate Filings") of Sun Life (U.S.) and its affiliate, Sun Life Insurance and Annuity Company of New York ("Sun Life (N.Y.)"). Using disclosure substantially identical to that used in the Template, the Replicate Filings will amend various Sun Life Financial Masters prospectuses to add Secured Returns for Life. By means of a separate letter, Sun Life (U.S.), Sun Life (N.Y.), and their respective separate accounts will seek SEC permission to make the Replicate Filings pursuant to Rule 485(b)(1)(vii) under the Act.

       Please direct all questions and comments to the undersigned at (781) 263-6402 or to Thomas C. Lauerman of Jorden Burt LLP at (202) 965-8156.

Respectfully yours,

/s/ Sandra M. DaDalt

Sandra M. DaDalt

Assistant Vice President & Senior Counsel

cc:     Thomas C. Lauerman, Esquire

         Rebecca A. Marquigny, Esquire